Exhibit 99.2

PRESS RELEASE

GNC GRANTS CEO KEN MARTINDALE INDUCEMENT AWARDS PURSUANT TO NYSE RULE 303A.08

PITTSBURGH, Sept. 11, 2017 /PRNewswire/ — GNC Holdings, Inc. (NYSE: GNC) (the “Company”) today announced the grant on September 11, 2017 (the “Grant Date”) of a non-qualified stock option to purchase 519,126 shares of the Company’s common stock with an exercise price equal to $8.95 per share (the closing price per share of the Company’s common stock as reported on the NYSE on the Grant Date) and 519,556 shares of restricted stock to Kenneth A. Martindale as a material inducement to his hiring as Chief Executive Officer of the Company.

Of the total shares of restricted stock, 307,265 shares are “make-whole” awards, of which 67,040 are fully vested upon grant, 106,146 are scheduled to vest on the last trading date of December 2017 subject to acceleration to the extent necessary to cover any applicable income and payroll tax withholding resulting from the recognition of ordinary income pursuant to a Section 83(b) election (“Section 83(b) Tax Liability”) and 134,079 are scheduled to vest in three equal installments on each of the first three anniversaries of grant subject to acceleration to the extent necessary to cover any applicable Section 83(b) Tax Liability. The remaining 212,291 shares of restricted stock and the stock option will vest in three equal installments on each of the first three anniversaries of grant. Vesting will fully accelerate in the event of death or disability and, in the case of the make-whole awards, a separation from service by reason of involuntary termination by the Company without “cause” or by Mr. Martindale voluntarily for “good reason” (as defined in his employment agreement). In addition, time vested awards that would have vested during the 24 month period following an involuntary termination by the Company without cause or by Mr. Martindale voluntarily for good reason will also vest. The stock option will expire on the tenth anniversary of the Grant Date.

The stock option and the shares of restricted stock were all granted outside the terms of GNC’s 2015 Stock and Incentive Plan and approved by the Company’s Compensation Committee of the Board of Directors in reliance on the employment inducement exemption under the NYSE’s Listed Company Manual Rule 303A.08, which requires public announcement of inducement awards. Pursuant to the requirements of that rule, GNC is issuing this press release.

About Us

GNC Holdings, Inc. (NYSE: GNC)—Headquartered in Pittsburgh, PA—is a leading global specialty health, wellness and performance retailer.

GNC connects customers to their best selves by offering a premium assortment of heath, wellness and performance products, including protein, performance supplements, weight management supplements, vitamins, herbs and greens, wellness supplements, health and beauty, food and drink and other general merchandise. This assortment features proprietary GNC and nationally recognized third-party brands.

GNC’s diversified, multi-channel business model generates revenue from product sales through company-owned retail stores, domestic and international franchise activities, third-party contract manufacturing, e-commerce and corporate partnerships. As of June 30, 2017, GNC had approximately 9,000 locations, of which approximately 6,800 retail locations are in the United States (including 2,378 Rite Aid franchise store-within-a-store locations) and franchise operations in approximately 50 countries.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act    of 1995 with respect to the Company’s financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions regarding dividend, share repurchase plan, strategy and outlook. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain. The Company may not realize its expectations and its beliefs may not prove correct. Many factors could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward-looking statements, including but not limited to unfavorable publicity or consumer perception of the Company’s products; costs of compliance and any failure on management’s part to comply with new and existing governmental regulations governing our products; limitations of or disruptions in the manufacturing system or losses of manufacturing certifications; disruptions in    the distribution network; or failure to successfully execute the Company’s growth strategy, including any inability to expand franchise operations or attract new franchisees, any inability to expand company-owned retail operations, any inability to grow the international footprint, any inability to expand the e-commerce businesses, or any inability to successfully integrate businesses that are acquired. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a listing of factors that may materially affect such forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Contacts

Investors:

Matthew Milanovich

412-402-7260

matthew-milanovich@gnc-hq.com

Media:

Sard Verbinnen & Co.

Bryan Locke or Nikki Ritchie,

212-687-8080

blocke@sardverb.com; nritchie@sardverb.com

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SOURCE GNC Holdings, Inc.